Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-106521, 333-107548, and 333-124568 on Form S-8 of our report dated February 15, 2006, relating to the financial statements of Shumate Industries, Inc., which appear in this Annual Report on Form 10-KSB of Shumate Industries, Inc. for the year ended December 31, 2005.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

March 28, 2006